CONSENT OF INDEPENDENT AUDITORS

The New Economy Fund:

We consent to (a) the use in this Post-Effective Amendment No. 20 to Registration Statement No. 2-83848 on Form N-1A of our report dated December 20, 1996 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

Deloitte & Touche LLP

January 22, 1997
Los Angeles, California